  Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

ALASKA DISPATCH PUBLISHING, LLC,

an Alaska limited liability company,

MCCLATCHY NEWSPAPERS, INC.,

a Delaware corporation,

and

THE McCLATCHY COMPANY,

a Delaware corporation

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	1
1.1	“Accounts Receivable”	1
1.2	“Acquired Employees”	1
1.3	“Affiliate”	1
1.4	“Agreement”	2
1.5	“Ancillary Agreements”	2
1.6	“Assignment and Assumption Agreement”	2
1.7	“Assumed Liabilities”	2
1.8	“Basket”	2
1.9	“Best Efforts”	2
1.10	“Books and Records”	2
1.11	“Business”	2
1.12	“Business Day”	2
1.13	“Business Employees”	2
1.14	“Business Financial Statements”	2
1.15	“Business Material Contracts”	2
1.16	“Buyer”	2
1.17	“Buyer Indemnified Persons”	2
1.18	“Cap”	2
1.19	“Cause”	2
1.20	“Closing”	2
1.21	“Closing Date”	3
1.22	“COBRA” – the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.	3
1.23	“Company”	3
1.24	“Company Real Property”	3
1.25	“Confidentiality Agreement”	3
1.26	“Consent”	3
1.27	“Contemplated Transactions”	3
1.28	“Contract”	3
1.29	“Damages”	3
1.30	“Disclosure Schedule”	3
1.31	“Domain Names”	3
1.32	“Encumbrance”	3
1.33	“Environmental Law”	3
1.34	“ERISA”	4
1.35	“End Date”	4
1.36	“Excluded Assets”	4
1.37	“Excluded Liabilities”	4
1.38	“GAAP”	4
1.39	“Governmental Authorization”	4
1.40	“Governmental Body”	4
1.41	“Hazardous Materials”	4

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1.42	“Indemnified Person”	4
1.43	“Intellectual Property Assets”	4
1.44	“IRC”	5
1.45	“IRS”	5
1.46	“Knowledge”	5
1.47	“Legal Requirement”	5
1.48	“Liability”	5
1.49	“Material Adverse Effect”	5
1.50	“Material Lease”	5
1.51	“McClatchy”	5
1.52	“Order”	6
1.53	“Ordinary Course of Business”	6
1.54	“Organizational Documents”	6
1.55	“Owned Real Property”	6
1.56	“Permitted Encumbrance”	6
1.57	“Person”	6
1.58	“Pre-Closing Income Tax Return”	6
1.59	“Pre-Closing Tax Period”	6
1.60	“Proceeding”	6
1.61	“Property Taxes”	6
1.62	“Purchase Price”	6
1.63	“Representative”	6
1.64	“Section 338 Asset Allocation Schedule”	6
1.65	“Securities Act”	7
1.66	“Seller”	7
1.67	“Seller Benefit Plans”	7
1.68	“Seller Entities”	7
1.69	“Seller Indemnified Persons”	7
1.70	“Seller’s Knowledge”	7
1.71	“Shares”	7
1.72	“Site Access Agreement”	7
1.73	“Straddle Period”	7
1.74	“Studies”	7
1.75	“Subsidiary”	7
1.76	“Survival Period”	8
1.77	“Tax Contest”	8
1.78	“Tax Election”	8
1.79	“Tax Return”	8
1.80	“Taxes”	8
1.81	“Termination Date”	8
1.82	“Threatened”	8
1.83	“Title Company”	8
1.84	“Title Policy”	8
1.85	“Transition Services Agreement”	8
1.86	“Trademarks”	8
1.87	“Working Capital”	8
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ARTICLE II.	PURCHASE AND SALE OF SHARES; CLOSING	9

2.1	Purchase and Sale of Shares	9
2.2	Assumption of Liabilities	9
2.3	Purchase Price	10
2.4	Closing	12
2.5	Closing Obligations	12

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF SELLER	13

3.1	Organization and Good Standing	13
3.2	Authority; No Conflict	14
3.3	Capitalization	15
3.4	Financial Statements	15
3.5	Books and Records	16
3.6	Title to Properties; Encumbrances	16
3.7	Sufficiency of Assets	16
3.8	Accounts Receivable	16
3.9	Inventory	17
3.10	No Undisclosed Liabilities	17
3.11	Taxes	17
3.12	No Material Adverse Change	17
3.13	Employee Benefits	17
3.14	Compliance with Legal Requirements; Governmental Authorizations	18
3.15	Legal Proceedings; Orders	19
3.16	Absence of Certain Changes and Events	19
3.17	Contracts; No Defaults	20
3.18	Insurance	21
3.19	Environmental Matters	22
3.20	Labor Relations; Compliance	22
3.21	Intellectual Property	23
3.22	Disclosure	24
3.23	Brokers or Finders	24
3.24	No Other Representations or Warranties	24

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF BUYER	24

4.1	Organization and Good Standing	24
4.2	Authority; No Conflict	25
4.3	Investment Intent	25
4.4	Certain Proceedings	25
4.5	Brokers or Finders	25
4.6	Financing	26
4.7	Solvency	26

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ARTICLE V.	COVENANTS	26

5.1	Access and Investigation	26
5.2	Confidentiality	27
5.3	Operation of the Businesses of the Company	27
5.4	Negative Covenant	28
5.5	Required Approvals	28
5.6	Notification	28
5.7	Intercompany Indebtedness	28
5.8	Tax Election	28
5.9	Cooperation in Post-Closing Litigation	29
5.10	Operation of the Business	29
5.11	Transaction Costs	29
5.12	Retention of and Access to Records	29
5.13	Non-Competition; Non-Solicitation	30
5.14	Tax Matters	32

ARTICLE VI.	EMPLOYMENT MATTERS	34

6.1	Employee and Employee Benefit Matters	34
6.2	Reimbursement for Workers’ Compensation Claims	35
6.3	Cooperation	36

ARTICLE VII.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	36

7.1	Accuracy of Representations	36
7.2	Seller’s Performance	36
7.3	Consents	37
7.4	No Proceedings	37
7.5	No Claim Regarding Stock Ownership or Sale Proceeds	37
7.6	No Prohibition	37
7.7	Owned Real Property, Domain Names, Trademarks	37

ARTICLE VIII.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	37

8.1	Accuracy of Representations	37
8.2	Buyer’s Performance	38
8.3	Consents	38
8.4	Additional Documents	38
8.5	No Proceedings	38
8.6	No Prohibition	38

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ARTICLE IX.	TERMINATION	38

9.1	Termination Events	38
9.2	Effect of Termination	39
9.3	Liquidated Damages	40

ARTICLE X.	INDEMNIFICATION; REMEDIES	41

10.1	Survival; Right to Indemnification Not Affected by Knowledge	41
10.2	Indemnification and Payment of Damages by Sellers	41
10.3	Indemnification and Payment of Damages by Buyer	42
10.4	Time Limitations	42
10.5	Procedure for Indemnification	42
10.6	Limitations on Indemnification	43
10.7	Exclusive Remedy	44

ARTICLE XI.	GENERAL PROVISIONS	45
11.1	Public Announcements	45
11.2	Confidentiality	45
11.3	Notices	45
11.4	Service of Process	46
11.5	Disputes	46
11.6	Further Assurances	46
11.7	Waiver	46
11.8	Entire Agreement and Modification	47
11.9	Assignments, Successors, and No Third-Party Rights	47
11.10	Severability	47
11.11	Section Headings; Construction	47
11.12	Time of Essence	48
11.13	Governing Law	48
11.14	Counterparts	48
11.15	Waiver of Jury Trial	48

v

Stock Purchase Agreement

This Stock Purchase Agreement (“Agreement”) is made as of April 8, 2014, by and among ALASKA DISPATCH PUBLISHING, LLC, an Alaska limited liability company (“Buyer”), McCLATCHY NEWSPAPERS, INC., a Delaware corporation (“Seller”), and THE McCLATCHY COMPANY, a Delaware corporation and sole shareholder of Seller (“McClatchy”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Anchorage Daily News, Inc., an Alaska corporation (“Company”), and Seller, McClatchy, and/or other Subsidiaries of McClatchy are subject to certain liabilities relating to the business of operating the newspapers and publications listed on Schedule A hereto, certain related websites, the other operations of the Company and other related activities (collectively, the “Business”).

WHEREAS, Seller desire to sell, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of capital stock of the Company owned by Seller (the “Shares”) and in connection therewith, Buyer has agreed to assume certain liabilities relating to the Business, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently herewith, Buyer has delivered satisfactory evidence of financing in the form attached hereto as Exhibit A (the “Summary of Transaction Financing”), pursuant to which Buyer has arranged to fulfill the obligations of Buyer hereunder.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

ARTICLE I.           DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

1.1           “Accounts Receivable” — as defined in Section 3.8.

1.2           “Acquired Employees” — current employees of the Company who on the Closing Date, are on the payroll of the Company, and actively at work or on an approved leave of absence.

1.3           “Affiliate” — of any specified Person means any other Person that directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

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1.4           “Agreement” — as defined in the first paragraph of this Agreement.

1.5           “Ancillary Agreements” — the Assignment and Assumption Agreement, the Transition Services Agreement, and the instruments described in clause (iii) of Section 2.5(a) and clauses (ii) and (v) of Section 2.5(b).

1.6           “Assignment and Assumption Agreement” — as defined in Section 2.5(a)(ii).

1.7           “Assumed Liabilities” — as defined in Section 2.2(b).

1.8           “Basket” — as defined in Section 10.6(a).

1.9           “Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

1.10         “Books and Records” — as defined in Section 3.5.

1.11         “Business” — as defined in the Recitals of this Agreement.

1.12         “Business Day” — a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in the State of Alaska.

1.13         “Business Employees” — current or former employees, independent contractors, or consultants of the Company (with respect to their relationship to the Business).

1.14         “Business Financial Statements” — as defined in Section 3.4.

1.15         “Business Material Contracts” — as defined in Section 3.17.

1.16         “Buyer” — as defined in the first paragraph of this Agreement.

1.17         “Buyer Indemnified Persons” — as defined in Section 10.2.

1.18         “Cap” — as defined in Section 10.6(b).

1.19         “Cause” — with regard to any termination, termination for violation of an applicable policy or procedure, poor performance, inability to perform one’s duties, job abandonment, or any other act or omission constituting “just cause” under the law of the State of Alaska.

1.20         “Closing” — as defined in Section 2.4.

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1.21         “Closing Date” — as defined in Section 2.4.

1.22         “COBRA” — the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.23         “Company” — as defined in the Recitals of this Agreement.

1.24         “Company Real Property” — as defined in Section 3.6.

1.25         “Confidentiality Agreement” — as defined in Section 5.2.

1.26         “Consent” — any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

1.27         “Contemplated Transactions” — all of the transactions contemplated by this Agreement, including:

(a)          the sale of the Shares by Seller to Buyer;

(b)          the assumption by Buyer of the Assumed Liabilities;

(c)          the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(d)          Buyer’s acquisition and ownership of the Shares and exercise of control over the Company.

1.28         “Contract” — any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

1.29         “Damages” — as defined in Section 10.2.

1.30         “Disclosure Schedule” — the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

1.31         “Domain Names” — as defined in Section 3.21(a)(ii).

1.32         “Encumbrance” — any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.33         “Environmental Law” — any Legal Requirement that requires or relates to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (y) worker safety or (z) the exposure to (including employee exposure to), or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, in each case as in effect at the date hereof.

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1.34         “ERISA” — the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

1.35         “End Date” — as defined in Section 9.1.

1.36         “Excluded Assets” — the assets of the Company set forth on Schedule B hereto.

1.37         “Excluded Liabilities” — as defined in Section 2.2(c).

1.38         “GAAP” — United States generally accepted accounting principles applied consistent with past practice.

1.39         “Governmental Authorization” — any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

1.40         “Governmental Body” — any:

(a)          nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)          federal, state, local, municipal, foreign, or other government;

(c)          governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)          multi-national organization or body; or

(e)          body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

1.41         “Hazardous Materials” — any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

1.42         “Indemnified Person” — as defined in Section 10.2.

1.43         “Intellectual Property Assets” — as defined in Section 3.21(a).

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1.44         “IRC” — the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

1.45         “IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

1.46         “Knowledge” — an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual has current actual knowledge of such fact or other matter after reasonable Due Inquiry. For purposes of this section, “Due Inquiry” with respect to Seller includes reasonable investigation of the internal books and records of the Company, Seller, and McClatchy and reasonable inquiry of Company’s, Seller’s, and McClatchy’s management personnel, but specifically does not include investigation of public records or inquiry to Governmental Bodies or other third parties. Except in the case of Seller’s Knowledge (as defined below), a Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual officer(s) or employee(s) of such Person identified in this Agreement has Knowledge of such fact or other matter.

1.47         “Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

1.48         “Liability” — any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

1.49         “Material Adverse Effect” — when used in reference to any facts, circumstances, events or changes, such facts, circumstances, events or changes that are, or would reasonably be expected to be, materially adverse to the business, financial condition or continuing operations of the Business taken as a whole but shall not include facts, circumstances, events or changes (i) generally affecting the newspaper industry in Alaska or the United States or the economy or the financial or securities markets in Alaska or the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (ii) resulting from (a) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby or (b) changes in applicable Legal Requirements, GAAP or accounting standards.

1.50         “Material Lease” — as defined in Section 3.6.

1.51         “McClatchy” — as defined in the first paragraph of this Agreement.

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1.52         “Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.53         “Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

1.54         “Organizational Documents” — (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and operating agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

1.55         “Owned Real Property” — the real property owned or to be owned by the Company at the Closing, the legal description of which is set forth in Schedule C attached hereto.

1.56         “Permitted Encumbrance” — as defined in Section 3.2(b)(v).

1.57         “Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

1.58         “Pre-Closing Income Tax Return” — as defined in Section 5.14(b).

1.59         “Pre-Closing Tax Period” — as defined in Section 5.14(a).

1.60         “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.61         “Property Taxes” — as defined in Section 5.14(a).

1.62         “Purchase Price” — as defined in Section 2.3.

1.63         “Representative” — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

1.64         “Section 338 Asset Allocation Schedule” — as defined in Section 5.8.

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1.65         “Securities Act” — the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

1.66         “Seller” — as defined in the first paragraph of this Agreement.

1.67         “Seller Benefit Plans” — all plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” within the meaning of ERISA, including employment, consulting or other compensation agreement, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, change in control, sick leave, medical, mental health, dental, vision, employee assistance, short- and long-term disability, accident or life insurance benefits, Flexible Spending Accounts, Health Savings Accounts, vacation, severance, pension or retirement savings benefits, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained, administered or contributed to by Seller or the Company or to which Seller or the Company is a party, (b) covering or benefiting any Business Employee (or any spouse, dependent or beneficiary of any such individual) or any current or former officer, employee, agent, director or independent contractor of the Company (or any spouse, dependent or beneficiary of any such individual), or (c) with respect to which Seller or the Company has (or could have) any obligation or Liability.

1.68         “Seller Entities” — Seller, McClatchy, and McClatchy’s Subsidiaries (other than the Company).

1.69         “Seller Indemnified Persons” — as defined in Section 10.3.

1.70         “Seller’s Knowledge” — shall mean the Knowledge of Robert Weil, Pat Doyle, Jerry Hug, Elaine Lintecum, Karole Morgan-Prager, Chad Muilenburg, and other executive officers of Company, Seller and McClatchy.

1.71         “Shares” — as defined in the Recitals of this Agreement.

1.72         “Site Access Agreement” — shall mean that certain Access Agreement dated as of March 13, 2014, by and among Buyer, Seller, the Company, and GCI Communication Corp., an Alaska corporation.

1.73         “Straddle Period” — as defined in Section 5.14(a).

1.74         “Studies” — as defined in Section 5.1.

1.75         “Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

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1.76         “Survival Period” — as defined in Section 10.1.

1.77         “Tax Contest” — as defined in Section 5.14(c).

1.78         “Tax Election” — as defined in Section 5.8.

1.79         “Tax Return” — any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Taxes or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Taxes.

1.80         “Taxes” — any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Body, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, unclaimed property, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity.

1.81         “Termination Date” — as defined in Section 5.1.

1.82         “Threatened” — a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

1.83         “Title Company” — as defined in Section 2.4.

1.84         “Title Policy” — as defined in Section 5.11.

1.85         “Transition Services Agreement” — as defined in Section 2.5(a)(v).

1.86         “Trademarks” — as defined in Section 3.21(a)(ii).

1.87         “Working Capital” — (x) the value of the current assets of the categories described on Schedule D hereto of the Company, minus (y) the value of the current liabilities and other liabilities of the categories described on Schedule E hereto of the Company or included in the Assumed Liabilities.

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ARTICLE II.          PURCHASE AND SALE OF SHARES; CLOSING

2.1           Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer free and clear of all Encumbrances (other than restrictions imposed by applicable securities laws), and Buyer will purchase such Shares from Seller. Notwithstanding anything herein to the contrary, Seller or any McClatchy Subsidiaries (including the Company) shall be permitted, prior to the Closing, to cause the Company to transfer to Seller, any Seller Entity or any other party (and thereby to not directly or indirectly sell or transfer to Buyer) any Excluded Assets.

2.2           Assumption of Liabilities

(a)          Upon the terms and subject to the conditions set forth herein, at the Closing and effective as of the Closing Date, Buyer shall assume from the Seller Entities (and therefore agree to pay, perform and discharge), and the Seller Entities shall irrevocably convey, transfer and assign to Buyer, all of the Assumed Liabilities.

(b)          For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean, refer to and include all Liabilities of any of the Seller Entities to the extent arising out of or relating to the operation of the Business as set forth below, but specifically excluding the Excluded Liabilities:

(i)          Liabilities of the Seller Entities reflected in the Business Financial Statements related to the Business (excluding liabilities for workers’ compensation claims, except to the extent of Buyer’s reimbursement obligations as set forth in Section 6.2), and Liabilities incurred after the Closing Date in connection with the operation of the Business;

(ii)         Liabilities for Taxes that are not expressly made the responsibility of Seller pursuant this Agreement;

(iii)        Liabilities of the Seller Entities arising out of or in connection with any Proceedings to the extent related to the Business arising from events occurring after the Closing Date (excluding liabilities for workers’ compensation claims, except to the extent of Buyer’s reimbursement obligations as set forth in Section 6.2);

(iv)        Liabilities of the Seller Entities for any obligation to make severance payments to any Acquired Employee who is terminated after the Closing Date;

(v)         Liabilities of the Seller Entities for all accrued vacation and sick time of all Acquired Employees;

(vi)        all Liabilities to be performed by Buyer pursuant to Article VI hereof; and

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(vii)       Liabilities of the Seller Entities arising from discharges or releases of Hazardous Materials, violations of Environmental Laws or similar matters to the extent such Liabilities are related to the operations of the Business and the Company Real Property and arise from events or operations occurring after the Closing Date.

(c)          Definition of Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, Buyer shall not assume, and Seller agrees that Buyer shall not be liable or otherwise responsible for, the following Liabilities of the Seller Entities (collectively, the “Excluded Liabilities”):

(i)          Liabilities of the Seller Entities in respect of transaction costs payable by Seller pursuant to Section 5.11; and

(ii)         Liabilities for Taxes that are expressly made the responsibility of Seller pursuant to this Agreement, and

(iii)        Liabilities of Seller or McClatchy arising from pre-closing events or occurrences unless such liability is specifically assumed by Buyer as provided in this Section 2.2, Articles V, VI, IX or X of this Agreement, the Transition Services Agreement, the Site Access Agreement, or the Confidentiality Agreement.

(d)          Further Assurances. At and after the Closing, and without further consideration therefor, Buyer shall execute and deliver to the Seller Entities such further instruments and certificates of assumption, as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities to the fullest extent permitted under applicable Legal Requirements.

2.3           Purchase Price.

(a)          Subject to the adjustments in Section 2.3(b), the aggregate consideration (the “Purchase Price”) for the Shares will be (i) $34,000,000 in cash and (ii) the assumption by Buyer of the Assumed Liabilities pursuant to Section 2.2.

(b)          The Purchase Price shall be adjusted as follows:

(i)          Seller shall use all commercially reasonable efforts to maintain Working Capital of Three Million Four Hundred Thousand Dollars ($3,400,000) as of the Closing Date, which shall include cash in the amount of Five Hundred Thousand Dollars ($500,000). As promptly as practicable, but in any event within sixty (60) days following the Closing, Seller shall cause to be prepared and delivered to Buyer a statement (the “Statement of Working Capital”) setting forth the Working Capital as of the Closing (the “Closing Working Capital”). The Statement of Working Capital will be prepared in accordance with GAAP, except that (A) no transfer costs and expenses incurred in connection with the transactions contemplated hereby that are the responsibility of Seller will be included, (B) no Excluded Liabilities will be included, (C) no inter-company notes or accounts payable owed by an Acquired Company to a Seller Entity will be included, (D) no deferred Tax asset or deferred Tax liability will be included and (E) no Tax asset or Tax liability relating to income, franchise or similar Taxes (“Income Taxes”) will be included. Buyer will cooperate with and assist Seller, including through providing any reasonably requested documentation, in the preparation of the Statement of Working Capital. Seller will, upon Buyer’s written request, make available to Buyer and its auditors a copy of all workpapers and other books and records utilized by Seller in the preparation of the Statement of Working Capital.

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(ii)         Subject to Section 2.3(b)(iii), within twenty-five (25) days following delivery of the Statement of Working Capital pursuant to Section 2.3(b)(i), (A) Buyer shall pay to Seller the amount, if any, that the Closing Working Capital reflected in the Statement of Working Capital exceeds Three Million Four Hundred Thousand Dollars ($3,400,000), or (B) Seller shall pay to Buyer the amount, if any, that Three Million Four Hundred Thousand Dollars ($3,400,000) exceeds the Closing Working Capital reflected in the Statement of Working Capital, in either case, plus interest calculated at the Prime Rate from the date of the Closing until the date of such payment. Any and all payments made pursuant to this Section 2.3(b)(ii) shall be made by wire transfer of immediately available funds to an account designated in writing by the party to receive such payment. Any payment made pursuant to this Section 2.3(b)(ii) shall be deemed to be an adjustment to the Purchase Price. “Prime Rate” as such term is used herein shall mean the rate publicly announced from time to time by Bank of America as its prime rate per annum.

(iii)        If Buyer disagrees in good faith with the Statement of Working Capital, then Buyer shall notify Seller in writing (the “Notice of Disagreement”) of such disagreement within twenty (20) days following delivery of the Statement of Working Capital. If Seller has not received a Notice of Disagreement within such twenty (20) day period, Buyer shall be deemed to have accepted the Statement of Working Capital. Any Notice of Disagreement shall set forth in reasonable detail the adjustments Buyer proposes to make to the Statement of Working Capital and the basis therefor and shall be consistent with the provisions of Section 2.3(b)(i). Thereafter, Seller and Buyer shall attempt in good faith to resolve and finally determine the amount of the Closing Working Capital. If Seller and Buyer are unable to resolve the disagreement within thirty (30) days following delivery of the Notice of Disagreement, then Seller and Buyer shall select a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with Seller or Buyer (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto. If Seller and Buyer are unable, within ten (10) days, to select a mutually acceptable Independent Accountant, then each of Seller and Buyer shall select a nationally recognized independent accounting firm that does not have a relationship with Seller or Buyer, and these two firms will choose a nationally recognized independent accounting firm who will serve as the Independent Accountant. The determination of the Independent Accountant to resolve the disagreement between Seller and Buyer as to the Statement of Working Capital will be made, and written notice thereof given to Seller and Buyer, within thirty (30) days after the selection of the Independent Accountant. The determination by the Independent Accountant shall be final, binding and conclusive upon Seller and Buyer. The scope of the Independent Accountant’s engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Notice of Disagreement, and the recalculation, if any, of the Statement of Working Capital in light of such resolution. If an Independent Accountant is engaged pursuant to this Section 2.3(b)(iii), the fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. Within ten (10) days after delivery of a notice of determination by the Independent Accountant as described above, any payment required by Section 2.3(b)(ii) shall be made, based on such determination.

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2.4           Closing. Subject to the conditions set forth in Articles VII and VIII below, the purchase, sale and assumption (the “Closing”) provided for in this Agreement will take place at Fidelity Title Agency of Alaska, in Anchorage, Alaska (the “Title Company”), at a date and time mutually agreed upon by Seller and Buyer but in no event later than May 2, 2014, unless extended by Buyer and Seller in writing (the “Closing Date”). In the event there exists a failed condition to Buyer's or Seller's obligation and Buyer and Seller do not agree to extend the Closing Date, or such failed condition exists after expiration of any such extension, then the party for whose benefit such condition exists may waive the condition or terminate this Agreement by written notice to the other party. Notwithstanding the hour at which documents are signed and delivered, the Closing shall be effective as of 11:59 p.m. Alaska time on the Closing Date.

2.5           Closing Obligations. At the Closing:

(a)          Seller will deliver to Buyer:

(i)          certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

(ii)         a duly executed Instrument of Assignment and Assumption from Seller on behalf of itself and the Seller Entities substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(iii)        a certificate executed by Seller and McClatchy representing and warranting to Buyer that each of Seller’s and McClatchy’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Seller to Buyer prior to the Closing Date);

(iv)        UCC termination statements releasing any liens against the Company, including, but not limited to the financing statements filed by The Bank of New York Mellon Trust Company or Bank of America, N.A;

(v)         a duly executed Transition Services Agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”);

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(vi)        resignations of the officers and directors of the Company; and

(vii)       if required by the Title Company in connection with the issuance of a Title Policy, a mechanic’s lien affidavit stating that the charges for all labor and material used or furnished by or on behalf of Seller or the Company before the Closing in connection with the Owned Real Property have been paid in full.

(b)          Buyer will deliver to Seller:

(i)          the Purchase Price by bank cashier’s or certified check payable to the order of, or by wire transfer to accounts specified by Seller;

(ii)         a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(iii)        a duly executed copy of the Assignment and Assumption Agreement;

(iv)        a duly executed copy of the Transition Services Agreement;

(v)         a duly executed counterpart of Internal Revenue Service Form 8023, in form and substance as may be necessary in order to effect the Tax Election, if such form has not already been executed and delivered pursuant to Section 5.8; and

(vi)        duly executed copies of all other instruments and certificates of assumption as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities to the fullest extent permitted under applicable Legal Requirements.

ARTICLE III.         REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Disclosure Schedule (it being agreed that any information set forth in one part of such Disclosure Schedule shall be deemed to apply to each other part thereof to which its relevance is reasonably apparent), Seller and McClatchy represent and warrant to Buyer as follows:

3.1           Organization and Good Standing.

(a)          The Company is a corporation duly organized, validly existing, and in good standing under the laws of Alaska, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so incorporated, validly existing, qualified or in good standing, or to have such power and authority, would not have, individually or in the aggregate, a Material Adverse Effect.

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(b)          Seller has delivered to Buyer copies of the Organizational Documents of the Company as currently in effect.

(c)          The Company does not currently have, nor has it ever had, any Subsidiaries.

3.2           Authority; No Conflict.

(a)          This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws from time to time in effect which affect the rights of creditors generally or by limitations upon the availability of equitable remedies. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform its obligations under this Agreement and the Seller’s Closing Documents.

(b)          Except as set forth in Part 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)          contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

(ii)         contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject, other than any such contravention, conflict, violation, or right that would not have a Material Adverse Effect;

(iii)        contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company, other than any such contravention, conflict, violation, or right that would not have a Material Adverse Effect;

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(iv)        contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company, other than any such contravention, conflict, violation or right that would not have a Material Adverse Effect; or

(v)         to Seller’s Knowledge, result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company in the Business, other than any such Encumbrance (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a statutory carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the Ordinary Course of Business, and not delinquent, (C) which is disclosed on the Business Financial Statements or securing liabilities reflected on such Business Financial Statements or (D) which was incurred in the Ordinary Course of Business consistent with past practice and not in violation of this Agreement since the date of the most recent Business Financial Statements and is immaterial in amount, and is not delinquent (each of the foregoing, a “Permitted Encumbrance”), upon any of the properties or assets of the Company.

No authorization, consent or approval of, or filing with, any Governmental Body is necessary, under applicable Legal Requirements, for the consummation by Seller of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect.

3.3           Capitalization. The authorized equity securities of the Company consist of Five Hundred Thousand (500,000) shares of common stock, with a par value of $1.00 per share, of which all are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances, other than restrictions imposed under securities laws, and is not subject any restriction on the right to vote, sell or otherwise dispose of such Shares, except for restrictions imposed under applicable securities laws. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company.

3.4           Financial Statements. Seller has delivered to Buyer unaudited balance sheets of the Company as at December 31 in each of the years 2011, 2012, and 2013, and for the period ending March 30, 2014, and the related unaudited statements of income for each of the years then ended and for the period ending March 30, 2014, (the “Business Financial Statements”). Except as set forth in Part 3.4 of the Disclosure Schedule, such Business Financial Statements fairly present, in all material respects, the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in such financial statements, in accordance with the Company’s accounting policies applied on a consistent basis throughout the periods reported.

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3.5           Books and Records. Seller has made available to Buyer all books of account, minute books, stock record books, and other similar corporate records of the Company (the “Books and Records”) in Seller’s actual possession. Such Books and Records are true and complete in all material respects.

3.6           Title to Properties; Encumbrances. Part 3.6 of the Disclosure Schedule contains a complete and accurate list of all real property currently owned by or for the Company and all real property leased for occupancy by the Company (the “Company Real Property”). The Company holds or at Closing will hold good and valid fee title to the Owned Real Property free and clear of all Encumbrances except for (a) Permitted Encumbrances, (b) all title matters that are discoverable by means of an accurate survey or inspection of such Owned Real Property, and (c) all matters of public record. Each occupancy agreement for leased Company Real Property where the area leased by the Company is in excess of 10,000 square feet (each, a “Material Lease”) is valid and enforceable. The Company is not in default in any material respect under the terms of any Material Lease and, to Seller’s Knowledge, no other party to any Material Lease is in default in any material respect under the terms of any Material Lease. Each Material Lease is a valid and binding obligation of the Company and, to Seller’s Knowledge, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.7           Sufficiency of Assets. Except as set forth in Part 3.7 of the Disclosure Schedule, the building, plants, structures, and equipment of the Company constitute all of the tangible assets of such types owned or held for use by Seller as of the Closing Date that are necessary to enable Buyer, immediately following the Closing, to continue to operate the Company’s business in substantially the same manner as such business was conducted by the Company prior to the Closing Date, taking into account the services to be provided to Buyer pursuant to the Transition Services Agreement.

3.8           Accounts Receivable. Except as set forth in Part 3.8 of the Disclosure Schedule or as would not have a Material Adverse Effect, all accounts receivable of the Company that are reflected on the Business Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

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3.9           Inventory. Except as would not have a Material Adverse Effect, all inventory of the Company, whether or not reflected in the Business Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Business Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be.

3.10         No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Business Financial Statements (or the notes thereto), (b) for liabilities permitted by or incurred pursuant to this Agreement, (c) for liabilities and obligations incurred in the Ordinary Course of Business consistent with past practice since the date of the most recent Business Financial Statements, (d) for liabilities or obligations which have been discharged or paid in full in the Ordinary Course of Business, or (e) as set forth in Part 3.10 of the Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Business (or in the notes thereto), other than those which would not, individually or in the aggregate, result in a Material Adverse Effect.

3.11         Taxes. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (a) the Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements, (b) the Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves have been provided in the Business Financial Statements, (c) there are not pending or threatened, any audits, examinations, investigations or other proceedings in respect of U.S. federal or state Taxes, and (d) all Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

3.12         No Material Adverse Change. To Seller’s Knowledge, and except as disclosed in Part 3.12 of the Disclosure Schedule, since the date of the most recent Business Financial Statements, through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the Business has been conducted, in all material respects, in the Ordinary Course of Business consistent with past practice and there has not been any event, development or state of circumstances that has had a Material Adverse Effect.

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3.13         Employee Benefits. Part 3.13 of the Disclosure Schedule identifies all Seller Benefit Plans. None of the Company, Seller or McClatchy sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) (i) a “multiemployer plan,” as defined in Sections 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or (iii) an employee benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Code Section 412 on behalf of Business Employees employed at the Company. None of the Company, Seller, McClatchy or any Seller Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination welfare benefits, within the meaning of Section 3(1) of ERISA, of any kind, including death and medical benefits, with respect to any Business Employee, agent, director or independent contractor, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, the entire cost of which is paid for by the individual receiving such coverage, except that currently any dependent of an employee who dies while actively employed with the Company may continue to receive medical, dental, vision and EAP coverage at the active employee rates for two (2) additional months following the death of such employee.

3.14         Compliance with Legal Requirements; Governmental Authorizations.

(a)          Except as would not have a Material Adverse Effect, or as set forth in Part 3.14 of the Disclosure Schedule:

(i)          the Company is in compliance with and is not in default in any material respect under or in violation in any material respect of any Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets;

(ii)         the Company has not received any written notice in the past five (5) years from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which violation or obligation has not been remediated.

(b)          The Company is in possession of all Governmental Authorizations necessary for the Company to own and use its assets or to carry on the Business as it is now being conducted, except where failure to obtain or maintain any such Governmental Authorization would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect or as set forth in Part 3.14 of the Disclosure Schedule, each such Governmental Authorization is valid and in full force and effect, and the Company has complied in all material respects with all of the terms and requirements of each such Governmental Authorization. The Company has not received any written notice from any Governmental Body regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.

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3.15         Legal Proceedings; Orders.

(a)          Except as would not have a Material Adverse Effect or as set forth in Part 3.15 of the Disclosure Schedule, as of the date of this Agreement, there is no pending or, to Seller’s Knowledge, Threatened Proceeding:

(i)          that has been commenced by or against the Company or that otherwise relates to or may affect the Business or any of the assets owned or used by the Company; or

(ii)         that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b)          Except as set forth in Part 3.15 of the Disclosure Schedule:

(i)          there is no Order to which any of the Company, or any of the assets owned or used by the Company, is subject;

(ii)         Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

(iii)        to Seller’s Knowledge, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c)          Except as would not have a Material Adverse Effect or as set forth in Part 3.15 of the Disclosure Schedule, there are no Orders affecting the Company or the Business.

3.16         Absence of Certain Changes and Events. Except as set forth in Part 3.16 of the Disclosure Schedule, since the date of the most recent Business Financial Statements, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)          change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)          amendment to the Organizational Documents of the Company;

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(c)          entry by the Company into any employment, deferred compensation, severance or similar agreement (or amendment to any such agreement) with any Business Employee, or any agreement with any Business Employee to increase the compensation payable by it to any such Business Employee or to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan made to, for or with such Business Employees other than, in each case, in the Ordinary Course of Business;

(d)          damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole and having a replacement cost of more than $500,000;

(e)          sale, other than sales in the Ordinary Course of Business), lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the material Intellectual Property Assets;

(f)          cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

(g)          material change in the accounting methods used by the Company; or

(h)          agreement, whether oral or written, by the Company to do any of the foregoing.

3.17         Contracts; No Defaults.

(a)          Part 3.17(a) of the Disclosure Schedule contains a complete and accurate list of (the following being hereinafter referred to collectively as the “Business Material Contracts”):

(i)          each Contract to which the Company is a party that involves performance of services or delivery of products by the Company of an amount or value in excess of $50,000;

(ii)         each Contract to which the Company is a party that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $50,000;

(iii)        each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract to which the Company is a party affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

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(iv)        each joint venture, partnership, and other Contract to which the Company is a party (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(v)         each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person, which restrictions or limitations will survive the Closing;

(vi)        each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business and which will survive the Closing; and

(vii)       each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)          Except as set forth in Part 3.17(b) of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, each Business Material Contract is in full force and effect and is valid and enforceable in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)          Except as set forth in Part 3.17(c) of the Disclosure Schedule, neither the Company nor, to Seller’s Knowledge, any other party to any Business Material Contract, is in breach of or default under the terms of any Business Material Contract, except for breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

3.18         Insurance. Except as set forth in Part 3.18 of the Disclosure Schedule all insurance policies under which the Company, or any director of the Company is or has been covered at any time within the three (3) years preceding the date of this Agreement were purchased by Seller or McClatchy. To Seller’s Knowledge, there are no claims pending, Threatened under any such policy of insurance respecting the Company , the Owned Real Property, or any director of the Company, which might have a Material Adverse Effect on the Company or the Owned Real Property McClatchy and the Company have maintained liability insurance on the Owned Real Property in a minimum amount of $1,000,000 per occurrence and $2,000,000 aggregate for the three (3) years prior to the date of this Agreement.

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3.19         Environmental Matters. Except as would not have a Material Adverse Effect or as set forth in Part 3.19 of the Disclosure Schedule, (a) to Seller’s and McClatchy’s Knowledge, the Company has conducted the Business in compliance with and is in compliance with all applicable Environmental Laws, (b) since the date of the most recent Business Financial Statements none of Seller or any of its Affiliates (including the Company) have received any written notices, demand letters or requests for information from any Governmental Body indicating that the Company may be in violation of, or liable under, any Environmental Law as it pertains to the operation of the Business and, to Seller’s Knowledge, neither the Company nor, with respect to the Business, any of the Seller Entities are the subject of any outstanding written notices, demand letters or requests for information from any Governmental Body indicating that Seller or any of its Affiliates (including the Company) may be in violation of, or liable under, any Environmental Law as it pertains to the operation of the Business, and (c) to Seller’s Knowledge, no Hazardous Materials have been received, used, processed, handled, stored, disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned, leased or operated by the Company. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any section of this Agreement other than this Section 3.19.

3.20         Labor Relations; Compliance

(a)          Each of the Acquired Employees is employed by the Company. Part 3.20 of the Disclosure Schedule sets forth respecting each Acquired Employee (including any Acquired Employee who is on an approved leave of absence): (i) the name and title of the Acquired Employee; (ii) the aggregate dollar amounts of the compensation (including wages, salary, commissions, fringe benefits, bonuses, matching or profit-sharing contributions and other payments or benefits of any type) received by the Acquired Employee from the Company for the one-year period ending February 28, 2014; and (iii) the aggregate dollar amount of vacation, sick and other paid time off that each Acquired Employee has accrued as of February 28, 2014. Neither the Company, Seller nor McClatchy is a party to or bound by, and has never been a party to or bound by, any written employment contract or any union contract, collective bargaining agreement or similar contract respecting any Acquired Employee. The employment of each of the Acquired Employees is terminable at will and no Acquired Employee is entitled to severance pay or other benefits following termination for cause or resignation, except as otherwise provided by applicable Legal Requirements, and provided that the parties acknowledge that the Company’s current practice is to offer severance benefits to Business Employees under certain circumstances, including to those whose positions are eliminated and who are offered a non-comparable position (as defined by a reduction in pay or hours of more than 20%).

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(b)          There is no Proceeding pending or, to Seller’s Knowledge, Threatened against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises. To Seller’s Knowledge, there has been no application for certification of a collective bargaining agent. Except for such matters which would not have a Material Adverse Effect, the Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Employee is a party to, or is otherwise bound by, any agreement or arrangement with Company, Seller or McClatchy, including any confidentiality, noncompetition or proprietary rights agreement, that in any material way adversely affects or will affect the performance of his duties as an employee of the Company or the ability of the Company to conduct its business.

3.21         Intellectual Property.

(a)          Intellectual Property Assets. The term “Intellectual Property Assets” comprises the following:

(i)          the domain names identified on Part 3.21 of the Disclosure Schedule (the “Domain Names”);

(ii)         the trademarks identified on Part 3.21 of the Disclosure Schedule (the “Trademarks”);

(iii)        all patents, patent applications, and inventions and discoveries that may be patentable, to the extent owned by the Company for use in the Business as conducted as of the date hereof;

(iv)        all copyrights in both published works and unpublished works, to the extent owned by the Company for use in the Business as conducted as of the date hereof;

(v)         all rights in mask works, to the extent owned by the Company for use in the Business as conducted as of the date hereof;

(vi)        all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints to the extent owned or licensed by the Company, as licensee or licensor, for use in the Business as conducted as of the date hereof, and

(vii)        all copyrights in published works and unpublished works, including archives to the extent owned by the Company, , digitized photo archives of the Company owned by McClatchy or the Company, any portion of the archives of Alaska.com (if any) that pertains to Alaska and was provided by the Company, and archives of the Anchorage Times obtained by the Seller or the Company.

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(b)          Except as would not have a Material Adverse Effect, (i) as of the date hereof, there are no pending claims by any person alleging infringement, unauthorized use, misappropriation or violation by the Company or challenging the ownership, use, validity or enforceability of any Intellectual Property Assets; (ii) to Seller’s Knowledge, the conduct of the Business as conducted as of the date hereof does not infringe, constitute an unauthorized use or misappropriation of, or violate any intellectual property rights of any Person; (iii) as of the date hereof, the Company has not made any claim of a violation, infringement, misuse or misappropriation by any person of its rights to or in connection with any Intellectual Property Assets, and (iv) to Seller’s Knowledge, the Intellectual Property Assets, and all the Company’s rights in and to the Intellectual Property Assets, are valid and enforceable.

3.22         Disclosure.

(a)          No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)          No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.23         Brokers or Finders. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and Buyer harmless from any such payment alleged to be due by or through Seller as a result of the action of Seller or its officers or agents.

3.24         No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article III, Seller shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV.          REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1           Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Alaska.

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4.2           Authority; No Conflict.

(a)          This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the members and/or managers of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the consummation of the transactions contemplated hereby and thereby.

(b)          Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)          any provision of Buyer’s Organizational Documents;

(ii)         any resolution adopted by the members or managers of Buyer;

(iii)        any Legal Requirement or Order to which Buyer may be subject; or

(iv)        any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3           Investment Intent. Buyer is acquiring the Shares for its own account and for investment purposes only, and Buyer has no present intention of distributing, selling, or otherwise disposing of such securities in connection with a distribution within the meaning of the Securities Act or the securities laws of the State of Alaska. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated pursuant to the Securities Act.

4.4           Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.5           Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

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4.6           Financing. Buyer shall obtain financing to perform the obligations in the Agreement consistent with the Summary of Transaction Financing.

4.7           Solvency. Assuming the accuracy of the representations and warranties contained in Article III, immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (a) none of Buyer or any of its Subsidiaries, taken as a whole, will have incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of Buyer and each of its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (b) the assets of Buyer and each of its Subsidiaries, taken as a whole, at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (c) none of Buyer or any of its Subsidiaries, taken as a whole, will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud creditors of any Seller Entity or the Company.

ARTICLE V.         COVENANTS

5.1           Access and Investigation. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Termination Date”), Seller will, and will cause the Company and its Representatives to, afford Buyer and its Representatives reasonable access during normal business hours to the Company’s personnel, properties, contracts, books and records, and other documents and data. Notwithstanding the foregoing, Seller shall not be required to afford such access if it would (a) unreasonably disrupt the operations of Seller and/or its Subsidiaries, the Company, or the Business, (b) cause a violation of any agreement to which a Seller Entity or the Company or Buyer or any of its Subsidiaries is a party, (c) cause a significant risk, in the reasonable judgment of Seller, of a loss of privilege to the disclosing party, or any of its Subsidiaries or (d) constitute a violation of any applicable Legal Requirements, nor shall Buyer or any of its Representatives be permitted to perform any invasive onsite environmental procedure with respect to any property of any Seller Entity or the Company. Buyer acknowledges and agrees that any documents delivered to Buyer pursuant to this Agreement or otherwise to facilitate any inspections, studies, investigations, and other due diligence activities (“Studies”) with respect to the Company as Buyer may elect to make or obtain shall be delivered to Buyer without any representations or warranties by Seller. Buyer expressly agrees that (y) any documents and information furnished by Seller to Buyer are for informational purposes only and without representation or warranty as to their accuracy or the completeness of their contents; and (z) Buyer will not rely on such documents and information and will conduct its own due diligence and Studies relating to the Company and the Business and to all matters referred to in such documents and information. In the event that the transaction contemplated by this Agreement does not close, Buyer shall return to Seller all copies of all documents, reports, written materials and Studies which are in the possession of Buyer (or any of its Representatives) and which relate in any way to the Company or the Business and will destroy all copies of any analyses, compilations, studies or other documents prepared by Buyer or for Buyer’s internal use that reflect such materials; provided, however, that Buyer shall not be required to provide to Seller any documents, reports, written materials and Studies that constitute attorney work product prepared by or Buyer in connection with the transactions contemplated hereunder, but shall destroy such materials. Within ten (10) days after the request of the Seller, Buyer shall certify in writing that all materials which shall have been returned or destroyed pursuant to this Section 5.1 have been so returned or destroyed.

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5.2           Confidentiality. The parties acknowledge that Seller, Buyer and General Communication, Inc., have previously executed a confidentiality agreement dated as of October 21, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Buyer and Seller will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement (provided that Buyer’s obligations thereunder shall terminate at Closing with regard to confidential information of the Company and the Business).

5.3           Operation of the Businesses of the Company. Between the date of this Agreement and the earlier of the Closing Date and the Termination Date, and except (i) as may be required by applicable Legal Requirements, (ii) as may be agreed in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Part 5.3 of the Disclosure Schedule, Seller will, and will cause the Company to:

(a)          conduct the business of the Company only in the Ordinary Course of Business; provided that this covenant shall not operate to prohibit distributions in any amount to Seller;

(b)          use commercially reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; and

(c)          confer with Buyer concerning operational matters of a material nature.

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5.4           Negative Covenant. Between the date of this Agreement and the earlier of the Closing Date and the Termination Date, and except (i) as may be required by applicable Legal Requirements, (ii) as may be agreed in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Part 5.4 of the Disclosure Schedule, Seller will not, and will cause the Company not to take any affirmative action, or fail to take any reasonable action within their or its control, which will cause any of the changes or events listed in Section 3.16 to occur.

5.5           Required Approvals. As promptly as practicable after the date of this Agreement, and subject to all applicable Legal Requirements, each of the parties hereto will, and will cause its Subsidiaries to, use commercially reasonable efforts to (a) make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions, and (b) obtain all consents identified in Schedule F.

5.6           Notification. Prior to the Closing, Seller will promptly deliver notice to Buyer in writing of any specific event or circumstance of which it has Seller’s Knowledge, or of which it receives notice, that (a) Seller believes has had a Material Adverse Effect or (b) would result in the conditions set forth in Sections 7.1 or 7.2 not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to Buyer. Prior to the Closing, Buyer will promptly deliver notice to Seller in writing of any specific event or circumstance of which it has Knowledge, or of which it receives notice, that (i) Buyer believes would materially impair or delay the consummation of the transactions contemplated hereby or (ii) would result in the conditions set forth in Sections 8.1 or 8.2 not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to Seller.

5.7           Intercompany Indebtedness. Except as expressly provided in this Agreement, Seller will cause all indebtedness owed to the Company by either Seller or any Affiliate of Seller to be paid in full prior to Closing.

5.8           Tax Election. Seller and Buyer agree that each party shall make an election under Section 338(h)(10) of the IRC, with respect to the Contemplated Transactions (“Tax Election”). Seller and Buyer represent and warrant that they are qualified to make such election. Buyer and Seller further agree to timely (but in any event not later than the Closing Date) (i) allocate the Purchase Price among the assets of the Corporation that are deemed to have been acquired pursuant to Section 338(h)(10) of the IRC (the “Section 338 Asset Allocation Schedule”), and (ii) exchange, complete, and properly execute copies of Internal Revenue Service Form 8023, and the required schedules related thereto, all of which shall be prepared on a basis consistent with the Section 338 Asset Allocation Schedule. The Section 338 Asset Allocation Schedule shall be based upon the allocations set forth on Exhibit D hereto. Seller, Buyer, and Company will timely prepare and file all further documents and materials necessary in connection with making a Section 338(h)(10) Election, and Seller and Buyer will cooperate in connection therewith. Seller and Buyer agree to prepare and file all tax returns and reports in a manner consistent with the Tax Election and the valuation of the assets as set forth in the Section 338 Asset Allocation Schedule.

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5.9           Cooperation in Post-Closing Litigation. For a period of six (6) years following the Closing, each of Seller and Buyer will cooperate with the other in the investigation, defense or prosecution of any action, suit, inquiry, claim, investigation or proceeding which is pending, instituted or threatened either (a) against Buyer and which relates to or arises out of the Assumed Liabilities or (b) against Seller and which relates to or arises out of the Excluded Liabilities. The party seeking such cooperation will reimburse the party providing such cooperation for all reasonable expenses (including salaries of employees who are required to be absent from their employment or devote substantial amounts of time in satisfaction of the obligations set forth in this Section 5.10) incurred by the party providing such cooperation in connection with such cooperation.

5.10         Operation of the Business. After the Closing, Buyer will use its Best Efforts to operate the Business in such a way that the high quality journalistic standards set by the Company and the Seller Entities will continue. Buyer will use its Best Efforts to print the Anchorage Daily News as a seven-day-a-week newspaper if reasonably possible. Upon the Closing, Buyer take reasonable measures to ensure that as many Acquired Employees as possible will remain at the Company to continue that legacy.

5.11         Transaction Costs. Buyer shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Seller shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, Buyer shall be responsible for and pay any transfer Taxes (including stock transfer, sales, use value-added, ad valorem and deed Taxes) and the fees and costs of recording or filing all applicable conveyancing instruments associated with the transactions contemplated by this Agreement (“Transfer Taxes”). For avoidance of doubt, Transfer Taxes do not include Federal or State income taxes or any State of California taxes. Seller and Buyer shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable as a result of the transactions contemplated by this Agreement. Seller will at Closing pay to Buyer or the Title Company, as directed by Buyer, the reasonable documented cost (but not to exceed $20,000) of the premium for a standard owner’s policy of title insurance with liability equal to $14,500,000 (the “Title Policy”), provided that Seller shall not be required to pay the cost of any extended coverage or endorsements to the Title Policy or for the cost of any lender’s title policy.

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5.12         Retention of and Access to Records. From and after the Closing, Buyer shall preserve, in accordance with the normal document retention policy of the Business, all books and records transferred by Seller to Buyer pursuant to this Agreement. In addition to the foregoing, for a period of six (6) years following the Closing, each party shall afford to the other party hereto, and its counsel, accountants and other authorized agents and Representatives, and their respective counsel, accountants and other authorized agents and Representatives, during normal business hours and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax matters), reasonable access to the books, records and other data relating to the Company, the Business, the Assumed Liabilities, and the Acquired Employees in its possession, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or person, or its affiliates, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable business purpose. Buyer will give Seller notice at the end of the applicable record retention period and in any event prior to the destruction of records (including but not limited to payroll records, employment files and financial records) and afford Seller the opportunity to assume control of such records.

5.13         Non-Competition; Non-Solicitation.

(a)          For a period of three (3) years after the Closing Date, neither Seller nor any Affiliate of Seller shall, anywhere in the State of Alaska, without the express prior written consent of Buyer, directly or indirectly engage in any business or activity comprising the operation of a daily or weekly newspaper and Alaska news web properties related to such newspaper, if such business activity competes directly or indirectly with the Business. In addition, for a period of three (3) years, after the Closing Date, neither Seller nor any Affiliate of Seller will operate a website on which the majority of advertisers featured on such website, other than advertisers in the categories of travel, tourism and entertainment, are principally located in the State of Alaska.

(b)          Notwithstanding the foregoing, Seller and/or its Affiliates may offer one or more websites that (i) contain travel, tourism and entertainment content about Alaska, (ii) is not primarily a “news” site about Alaska, (iii) on which the majority of advertisers featured on such website (other than advertisers in the categories of travel, tourism, and entertainment) are primarily located outside the State of Alaska, (iv) on which there are no Alaska job listings, (v) on which there are no Alaska real estate listings, except for advertisements for hotels, motels, inns, and similar establishments with eight (8) or more guest rooms, provided that no such website may contain advertisements or listings for bed and breakfasts, inns or similar establishments with less than eight (8) guest rooms, rooms in single-family homes, or single-family vacation home rentals (an “Approved Website”).

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(c)          Buyer acknowledges and agrees that Seller and its Affiliates participate in a variety of third-party advertising networks, pursuant to which inventory on websites of Seller and its Affiliates is sold to advertisers by third parties. Notwithstanding any provision in this Section 5.13 to the contrary, in the event that any advertisement sold by any such third party which conflicts with the provisions of Section 5.13(a) or (b) appears on an Approved Website or other website of Seller or an Affiliate of Seller, neither Seller nor McClatchy shall be deemed to have violated such provisions so long as Seller, upon receipt of written notice from Buyer of such advertisements, uses good faith and reasonable efforts to work with such third parties promptly to remove such advertisements.

(d)          Seller or its Affiliate is retaining ownership of the URL, “Alaska.com.” All content of Alaska.com owned by the Company will be made available to Buyer at Closing, and such content on Alaska.com will be deleted. McClatchy and Buyer shall negotiate in good faith for a period of not more than sixty (60) days after Closing (the “Alaska.com Negotiation Period”) for a possible purchase of the Alaska.com URL by Buyer, provided that if the parties terminate such negotiations prior to the expiration of such 60-day period, then the Alaska.com Negotiation Period shall be deemed to have expired as of the date of such termination. During the Alaska.com Negotiation Period, neither McClatchy nor its Affiliates will market Alaska.com for sale or engage in any discussions regarding the sale of Alaska.com with any party except Buyer. During the Alaska.com Negotiation Period, neither McClatchy nor its Affiliates will operate “Alaska.com” as a travel or tourism site, and Buyer will not establish or operate a website or mobile app similar to Alaska.com that is an Alaska-related travel and tourism site. However, Buyer shall not be restricted from including any travel or tourism news or advertising in the Company’s own publications. For three (3) years after Closing, McClatchy and its Affiliates will operate “Alaska.com,” if at all, in compliance with the requirements for an Approved Website.

(e)          For a period of two (2) years after the Closing Date, without the express prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), neither Seller nor any Affiliate of Seller shall knowingly solicit customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with the Company, to reduce or alter any such association or business with the Company in violation of any such contract.

(f)          For a period of one (1) year after the Closing Date, without the express prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), neither Seller nor any Affiliate of Seller shall knowingly solicit any person in the employment of the Company or Buyer to (i) terminate such employment, and/or (ii) accept employment, or enter into any consulting arrangement, with Seller or any Affiliate of Seller. For avoidance of doubt, the term “solicit” as used in this paragraph does not include receiving unsolicited applications for employment, responses to public advertisements, or candidates submitted by recruiting firms, all without any direct contact between Seller or any Affiliate of Seller and the personnel of Company or Buyer.

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(g)          Seller acknowledges and agrees that the restrictions contained in this Section 5.13 are necessary for the protection of the business and goodwill of the Company acquired by Buyer hereunder and further acknowledges and agrees that the duration and geographic scope of the non-competition provisions set forth in this Section 5.13 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

(h)          The covenants contained in this Section 5.13 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.13(h) will cause irreparable injury to Buyer and the Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Buyer and the Company will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.13, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained. The rights and remedies provided by this Section 5.13 are cumulative and in addition to any other rights and remedies which Buyer or the Company may have hereunder or at law or in equity.

5.14         Tax Matters.

(a)          Responsibility for Certain Taxes. Seller shall indemnify and hold the Buyer Indemnified Persons harmless against any Taxes imposed on or with respect to the Company with respect to any taxable period (or portion thereof) ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) and any losses arising therefrom. In the case of any taxable period that includes (but does not end on) the Closing Date (each, a “Straddle Period”), (i) the portion of any real, personal and intangible property or ad valorem Taxes (“Property Taxes”) imposed upon the Company that is allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (ii) the portion of any Taxes other than Property Taxes imposed upon the Company that is allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period. Buyer shall indemnify and hold Seller harmless against any and all liabilities, obligations or commitments, whether or not accrued, assessed or currently due and payable for any Taxes imposed on the Company that are not the responsibility of Seller pursuant to this Section 5.14(a).

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(b)          Tax Returns. Buyer shall be responsible for the preparation and filing of any Tax Return of or with respect to the Company that is required to be filed after the Closing Date, other than any Tax Return for Income Taxes of (i) any Seller Entity with respect to any taxable period (or portion thereof) or (ii) the Company with respect to a Pre-Closing Tax Period (each, a “Pre-Closing Income Tax Return”). To the extent that Buyer is required to remit any Taxes that are the responsibility of Seller pursuant to Section 5.14(a), Seller shall pay to Buyer any such Taxes at least ten (10) days prior to the due date for payment of such Taxes. Seller shall be responsible for the preparation and filing of any Tax Return with respect to the Company that is required to be filed on or before the Closing Date and any Pre-Closing Income Tax Return, including in each case any amended Tax Return, and each such Tax Return shall be true and correct, completed in accordance with applicable Legal Requirements, and consistent with past practice. To the extent that Seller is required to remit any Taxes that are the responsibility of Buyer pursuant to Section 5.14(a), Buyer shall pay to Seller any such Taxes at least ten (10) days prior to the due date for payment of such Taxes.

(c)          Tax Contests. Seller shall control and bear the cost of the conduct of any audit, claim, dispute or controversy (“Tax Contest”) relating to any Tax for which Seller is responsible pursuant to Section 5.14(a), provided that Buyer shall be entitled to participate, at its own expense, in any Tax Contest involving a Straddle Period. Buyer shall control all other Tax Contests relating to the Company.

(d)          Refunds and Credits; Waiver of Carrybacks. Any refund or credit with respect to Taxes described in Section 5.14(a) that are the responsibility of Seller shall be for the account of Seller, and if Buyer or the Company receives or becomes entitled to any refund or credit that relates to such Taxes, Buyer shall pay Seller the amount of any such refund or the value of such credit (in each case, net of any taxes incurred by Buyer with respect thereto). All other refunds and credits shall be for the account of Buyer, and if any Seller Entity receives any such refund or credit, Seller or such Seller Entity shall pay to Buyer the amount of any such refund or the value of such credit (in each case, net of any taxes incurred by Seller or such Seller Entity with respect thereto). To the extent permitted by applicable Legal Requirements, Buyer shall (or shall cause or permit the Company to) elect to relinquish any carryback of a Tax attribute to any taxable period or portion thereof ending on or before the Closing Date. In cases where Buyer cannot elect to relinquish such carrybacks, neither Seller nor any Seller Entity shall have any obligation to pay to Buyer any Tax refund or other amount resulting from a carryback of a post-acquisition Tax attribute of the Company into a Tax Return for a Pre-Closing Tax Period.

(e)          Cooperation. The parties to this Agreement shall provide assistance to each other as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests, provide reasonably detailed notice of any Tax Contest sufficient to apprise the other party of the nature of the claim, make available to each other as reasonably requested all relevant information, records, and documents, including workpapers, relating to Taxes of the Company or the Business and retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return or for any Tax Contest.

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(f)          Tax Sharing Agreements. Any Tax sharing or Tax allocation agreement between the Company and one or more of the Seller Entities shall be terminated prior to the Closing, and no payments shall be made thereunder on or after the Closing Date.

(g)          Survival; Conflicts. Notwithstanding anything to the contrary contained herein, the obligations pursuant to this Section 5.14 shall survive until the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof). In the event of a conflict between the provisions of this Section 5.14 and any other section of this Agreement, Section 5.14 shall govern and control.

ARTICLE VI.          EMPLOYMENT MATTERS

6.1           Employee and Employee Benefit Matters.

(a)          Effective as of the Closing Date, the Acquired Employees will cease to participate in all Seller Benefit Plans, except to the extent required by applicable law or the terms and conditions of the applicable Seller Benefit Plan. Buyer shall not assume any Seller Benefit Plan.

(b)          For a period of at least twelve (12) months after the Closing Date, Buyer will cause each Acquired Employee to be provided with compensation and employee benefits that are substantially similar, in the aggregate, to those employee benefits provided by Seller, McClatchy or the Company to similarly situated Business Employees prior to Closing Date. Buyer will cause each Acquired Employee’s service with the Company prior to the Closing Date to be counted for purposes of eligibility to participate in and vesting under (but not for purposes of benefit accrual under) any employee benefit plans, programs and policies of Buyer extended to Acquired Employees after the Closing (the “Buyer Plans”). In addition, with respect to each Buyer Plan that is a group health plan, Buyer will use commercially reasonable efforts to cause its relevant insurance carriers to waive any and all preexisting condition limitations and exclusions and any and all eligibility waiting periods with respect to each of the Acquired Employees and their spouses and dependents. In the event that Buyer, after the exercise of good faith efforts, is unable establish medical, dental or vision insurance or to cause its relevant insurance carriers to waive eligibility waiting periods for such benefits so as to afford a transition of benefits coverage from Seller to Buyer, Buyer will reimburse McClatchy within fifteen (15) days after receipt of any invoice from McClatchy for any COBRA premiums for such continuation coverage under the applicable McClatchy medical, dental or vision plans, plus a two percent (2%) administration fee for each Acquired Employee who has affirmatively elected COBRA continuation coverage, until the later of: (i) the date medical, dental and visions plans are established, or (ii) the expiration of such waiting period(s). In the event that Buyer does not establish medical, dental and vision plans and/or any applicable eligibility waiting period is not expired within ninety (90) days after the Closing, then Buyer shall thereafter reimburse McClatchy within fifteen (15) days after receipt of any invoice from McClatchy for any COBRA premiums for such continuation coverage under the applicable McClatchy medical, dental or vision plans, plus a fifty percent (50%) administration fee for each Acquired Employee who has affirmatively elected COBRA continuation coverage, until the date Buyer establishes, and eligible Aquired Employees are eligible to participate in, the Buyer’s medical, dental and visions plans. Buyer will not charge any such administration fee to Acquired Employees. Acquired Employees may be required to pay premiums for such continuation coverage to Buyer, provided that Buyer shall be responsible for collecting such employee premiums, and provided further that failure to collect such premiums from Acquired Employees shall not relieve Buyer of its obligation to pay McClatchy the full COBRA premium plus applicable administrative fees pursuant to this Section 6.1(b).

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(c)          Subject to satisfying the definition of “substantially similar” in this Section 6.1(c), nothing in this Agreement shall be deemed (i) to limit or otherwise affect the right of Buyer to modify or terminate any Buyer Plan after twelve (12) months following the Closing Date without establishing a replacement plan, in each case as Buyer may determine in its sole discretion, (ii) to require Buyer to provide employee benefits to Acquired Employees after their employment with Buyer has terminated other than as may be required under COBRA, or (iii) to incur additional costs to obtain waivers or recognition from any insurance carrier. Acquired Employees shall not be considered to be third-party beneficiaries (or to have any third party beneficiary or similar rights) with respect to this Section 6.1. For purposes of this Section 6.1, “substantially similar” compensation and benefits for any Acquired Employee means (i) base pay and bonus potential of not less than eighty percent (80%) of such Acquired Employee’s base pay and bonus potential immediately prior to the Closing Date; (ii) similar medical benefits; (iii) personal leave, that includes sick leave and vacation accrual, and severance comparable to those provided by Company and/or Seller immediately prior to the Closing; and (iv) a 401(k) plan; but specifically excludes retiree medical coverage, employee assistance plan, basic and supplemental life insurance, defined benefit retirement plan, supplemental executive retirement plan, benefit restoration plan (excess compensation for 401(k) plan), and restricted stock plan.

6.2           Reimbursement for Workers’ Compensation Claims. Workers’ compensation benefits for the Company’s employees are currently maintained by Seller or McClatchy. Liabilities and claims for workers’ compensation benefits arising out of occurrences affecting Business Employees before the Closing Date will be the responsibility of Seller and McClatchy (the “Retained Worker’s Compensation Claims”). Liabilities and claims for workers’ compensation benefits arising out of occurrences affecting Acquired Employees on or after the Closing Date will be the responsibility of Buyer. Notwithstanding the foregoing, Buyer shall reimburse Seller an amount not to exceed a total of Two Hundred Fifty Thousand Dollars ($250,000) for (i) workers’ compensation benefits claims (i.e., medical payments and wage replacement costs) paid to Business Employees or their medical provider(s) as part of the Retained Worker’s Compensation Claims on or after Closing, subject to Seller’s proper performance of its legal obligations in processing the Retained Worker’s Compensation Claims (through a third party administrator or otherwise); and (ii) the Seller’s reasonable third party administrative cost of processing, administering and closing the Retained Worker’s Compensation Claims, Buyer shall make such reimbursements within thirty (30) days of receipt of Seller’s invoices therefor, which shall include appropriate reasonable documentation of the payments and costs. Seller and Buyer shall cooperate in the defense, handling, and prompt closing of the Covered Claims to the full extent legally permissible.

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6.3           Cooperation. Upon request and with reasonable notice, Seller shall provide Buyer, and Buyer shall provide Seller, such documents, data and information as may reasonably be necessary to implement the provisions of this Article VI and to administer their respective benefit plans. Without limiting the generality of the foregoing, Buyer and Seller shall cooperate with each other to provide any notice required under the WARN Act or similar local laws. The provisions of this Article VI shall survive the Closing.

ARTICLE VII.         CONDITIONS PRECEDENT TO BUYER’S
OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares, assume the Assumed Liabilities and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1           Accuracy of Representations. The representations and warranties of Seller set forth in Article III of this Agreement (a) which are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (b) which are not qualified by a “Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect; provided, however, that with respect to clauses (a) and (b) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (a) or (b), as applicable) only as of such date or period.

7.2           Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

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7.3           Consents. Each of the Consents, if any, identified in Schedule F, must have been obtained and must be in full force and effect.

7.4           No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.5           No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable in Shares.

7.6           No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

7.7           Owned Real Property, Domain Names, Trademarks. Any Seller Entity that owns any of the Owned Real Property, Domain Names, or Trademarks shall have conveyed all of its right, title and interest in and to such property to the Company pursuant to (a) a Warranty Deed in substantially the form attached hereto as Exhibit E; (b) a Quitclaim Deed in substantially the form attached hereto as Exhibit F; (c) a Quitclaim Assignment in substantially the form attached hereto as Exhibit G; (d) duly executed instruments of assignment from the applicable Seller Entity to the Company of all rights of such Seller Entity to the Domain Names and Trademarks.

ARTICLE VIII.         CONDITIONS PRECEDENT TO SELLER’S
OBLIGATION TO CLOSE

Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1           Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

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8.2           Buyer’s Performance.

(a)          All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)          Buyer must have delivered each of the documents required to be delivered by Buyer and must have made the cash payments required to be made by Buyer pursuant to Section 2.5(b).

8.3           Consents. Each of the Consents identified in Schedule F must have been obtained and must be in full force and effect, except for those which, by their terms, cannot be granted until after Closing.

8.4           Additional Documents. Buyer must have caused to be delivered to Seller such other documents as Seller may reasonably request for the purpose of (a) evidencing the accuracy of any representation or warranty of Buyer, (b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (c) evidencing the satisfaction of any condition referred to in this Article VIII, or (d) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5           No Proceedings. Since the date of this Agreement, there must not have been commenced against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.6           No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Seller or any Person affiliated with Seller to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

ARTICLE IX.          TERMINATION

9.1           Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

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(a)          by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Article VIII that cannot be cured by the End Date, provided Seller shall have given Buyer written notice, delivered at least thirty (30) days prior to such termination, notifying Buyer of such breach or failure to perform;

(b)          by Buyer, if Seller shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Article VII that cannot be cured by the End Date, provided Buyer shall have given Seller written notice, delivered at least thirty (30) days prior to such termination, notifying Seller of such breach or failure to perform;

(c)          (i) by Buyer if any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(d)          by any of Seller or Buyer if any Governmental Body shall have issued an Order permanently enjoining or prohibiting the consummation of transaction contemplated under this Agreement and such Order shall have become final and nonappealable (but only if the party seeking to terminate pursuant to this clause (d) shall have used commercially reasonable efforts to oppose and remove such Order);

(e)          by mutual consent of Buyer and Seller; or

(f)          by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 2, 2014, or such later date as the parties may agree upon in writing (the “End Date”).

9.2           Effect of Termination. Subject to the provisions of Section 9.3, each party’s right of termination under Article IX is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, other than the provisions of Sections 3.23, 4.5, 5.2, 5.11, this Section 9.2, and Section 11.2; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

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9.3           Liquidated Damages. Without limiting the generality of the foregoing, if, after satisfaction of all conditions precedent to Buyer's obligations under this Agreement, Buyer shall fail or refuse to consummate the transactions which are the subject of this Agreement within the time and in the manner specified in this Agreement, then Seller may terminate Buyer's rights by giving ten (10) days’ prior written notice thereof to Buyer, and upon the tenth (10th) day after receipt by Buyer of such notice, Seller shall be released from all obligations in law or in equity to convey the Shares or any assets of the Business to Buyer. BUYER AND SELLER HEREBY AGREE THAT IT WOULD BE PROSPECTIVELY IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES SUFFERED BY SELLER BECAUSE OF SUCH DEFAULT; THAT THE PROSPECTIVE IMPRACTICABILITY OR EXTREME DIFFICULTY OF FIXING SELLER'S ACTUAL DAMAGES IS A RESULT OF, AMONG OTHER THINGS, MARKET FLUCTUATIONS AND THE LOSSES WHICH WOULD RESULT FROM REMOVING THE PROPERTY FROM THE MARKET FOR ANY LENGTH OF TIME; THAT THE SUM OF ONE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($1,750,000.00) (REFERRED TO HEREIN AS “THE LIQUIDATED AMOUNT”) CONSTITUTES A REASONABLE ESTIMATE AND AGREED STIPULATION OF SUCH DAMAGES WHICH HAVE BEEN NEGOTIATED BY BUYER AND SELLER; THAT SELLER MAY RECEIVE THE LIQUIDATED AMOUNT IN THE EVENT OF A DEFAULT BY BUYER; THAT THE PAYMENT OF THE LIQUIDATED AMOUNT TO SELLER IS INTENDED TO CONSTITUTE PAYMENT FOR LIQUIDATED DAMAGES TO SELLER AND NOT A PENALTY; THAT SELLER IN RELIANCE THEREOF HAS AGREED TO WAIVE ALL OTHER RIGHTS AND REMEDIES SELLER MAY HAVE AGAINST BUYER IN THE EVENT OF SUCH DEFAULT BY BUYER, SUCH WAIVER CONDITIONED ON SELLER’S ACTUAL RECEIPT OF THE FULL LIQUIDATED AMOUNT AND RIGHT TO RETAIN THE SAME AS PAYMENT FOR LIQUIDATED DAMAGES. NOTHING CONTAINED IN THIS SECTION 9.3 SHALL IN ANY MANNER LIMIT THE AMOUNT OF DAMAGES OBTAINABLE BY ANY SELLER INDEMNIFIED PERSON PURSUANT TO AN ACTION UNDER ANY HOLD HARMLESS, DEFENSE OR INDEMNIFICATION PROVISION SET FORTH IN (I) THE SITE ACCESS AGREEMENT, (II) THE CONFIDENTIALITY AGREEMENT, OR (III) SECTIONS 3.23, 4.5, 5.2 AND 5.11 OF THIS AGREEMENT TO THE EXTENT SUCH PROVISION PERTAINS TO EVENTS OCCURRING PRIOR TO THE DATE OF TERMINATION, OR REASONABLE ATTORNEYS’ FEES RECOVERABLE PURSUANT TO ANY ACTION UNDER ANY SUCH AGREEMENT.

INITIALS OF SELLER	INITIALS OF BUYER

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ARTICLE X.           INDEMNIFICATION; REMEDIES

10.1         Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, and in any Ancillary Agreements, and all representations and warranties contained in the certificates delivered pursuant to this Agreement and any Ancillary Agreements, will survive the Closing and remain in full force and effect for a period of two (2) years from the Closing Date (the “Survival Period”), except as the Survival Period is otherwise defined below: the representations and warranties made pursuant to Section 3.11 (Taxes) and Section 3.13 (Employee Benefits) shall survive until ninety (90) days following the expiration of the applicable statute of limitations for any breach of such representations or warranties; and

The parties acknowledge that the time periods set forth in this Article X and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’ length negotiation between the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Article X and elsewhere in the Agreement may be shorter than otherwise provided by applicable Legal Requirements and that the representations and warranties set forth in this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party or the acceptance by any party of any certificate hereunder

The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2         Indemnification and Payment of Damages by Sellers. Subject to the provisions of Sections 10.1, 10.4, and 10.6 hereof, Seller and McClatchy will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorney’s fees) or diminution of value, in excess of any recoveries from insurance or third parties or any offsetting tax advantage, when the amount thereof has been agreed upon or otherwise has been finally determined and is unappealable (collectively, “Damages”), arising directly or indirectly from or in connection with:

(a)          Any and all of the Excluded Liabilities;

(b)          the Breach of any of the representations and warranties of McClatchy and Seller contained in this Agreement or the Seller’s closing certificates, and

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(c)          the Breach of any covenant or other agreement on the part of Seller under this Agreement.

10.3         Indemnification and Payment of Damages by Buyer. Subject to the provisions of Sections 10.1, 10.4, and 10.6 hereof Buyer and the Company will indemnify and hold harmless Seller, McClatchy, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Seller Indemnified Persons”), and will pay to the Seller Indemnified Persons the amount of any Damages, arising directly or indirectly from or in connection with:

(a)          any and all of the Assumed Liabilities,

(b)          the Breach of any of the representations and warranties of Buyer contained in this Agreement or the Buyer’s closing certificates, and

(c)          the Breach of any covenant or other agreement on the part of Buyer under this Agreement.

10.4         Time Limitations. If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the day which is one (1) year after the Closing Date Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the day which is one (1) year after the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail.

10.5         Procedure for Indemnification.

(a)          Promptly after receipt by an party entitled to indemnification under this Article X (the “Indemnified Party”) of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim is to be made against a party required to provide such indemnification (the “Indemnifying Party”) , give notice to the Indemnifying Party of the commencement of such Proceeding, but the failure to notify the indemnifying party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Proceeding is prejudiced by the Indemnifying Party’s failure to give such notice.

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(b)          If any Proceeding referred to in Section 10.5(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(c)          Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld if the sole relief provided thereby is monetary damages).

(d)          A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

10.6         Limitations on Indemnification.

(a)          An Indemnifying Party shall not have any liability under Section 10.2(b), Section 10.2(c), Section 10.3(b) or Section 10.3(c) unless the aggregate amount of Losses incurred by the Indemnified Party and indemnifiable thereunder arising out of, resulting from, related to or associated with the breach of the representations, warranties, covenants or agreements exceeds $100,000 (the “Basket”) and, in any event (except with regard to Buyer’s obligations to pay the Purchase Price), only the aggregate amount of such Damages in excess of the Basket shall be indemnifiable hereunder.

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(b)          Neither Seller nor Buyer shall be required to indemnify any person under Section 10.2(b), Section 10.2(c), Section 10.3(b) or Section 10.3(c) for an aggregate amount of Damages exceeding $5,000,000 (the “Cap”) in connection with Damages related to the breach of any of the representations, warranties, covenants or agreements of Seller or Buyer, respectively.

(c)          An Indemnifying Party shall not have any liability under Section 10.2(b), Section 10.2(c), Section 10.3(b), or Section 10.3(c) (except with regard to Buyer’s obligations to pay the Purchase Price) for any Damages unless an Indemnified Party shall have delivered to the Indemnifying Party a claim in accordance with the provisions of this Article X and identifying such Damages (and stating in reasonable detail the basis of the claim for indemnification and the Section or Sections of this Agreement providing for such indemnification with regard to such Damages) prior to the termination of the Survival Period.

(d)          For purposes of indemnification, qualifications in the representations, warranties, covenants and agreements contained in this Agreement as to “materiality” or “Material Adverse Effect” shall be given no effect in determining the amount of any Loss incurred as a result of breach of a representation, warranty, covenant or agreement in this Agreement.

(e)          Notwithstanding anything to the contrary contained herein, if any Buyer Indemnified Person is entitled to indemnification under Section 10.2, such Buyer Indemnified Person shall be entitled to such indemnification in accordance with this Article X notwithstanding its obligations under Section 10.3(a) and notwithstanding anything to the contrary in any Ancillary Agreement; provided, however, in no event shall any Buyer Indemnified Person be entitled to any duplicative recovery for such items.

10.7         Exclusive Remedy. Subject to the applicability of Article IX, except for claims for fraud and except for covenants contained herein which by their terms are to be performed at or after the Closing, if the Closing occurs, the indemnification obligations under this Article X shall be the sole and the exclusive remedy of the parties hereto with respect to any breach of any representation, warranty, covenant or agreement under this Agreement by any party hereto or any certificate delivered in connection herewith, except that, subject to Article IX, nothing herein or in any such certificate shall be construed or interpreted as limiting or impairing the rights or remedies that the parties hereto may have at equity for injunctive relief or specific performance.

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ARTICLE XI.          GENERAL PROVISIONS

11.1         Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller jointly determine. Buyer and Seller will consult with and provide each other the opportunity to review and comment upon any press release relating to this Agreement or the transactions contemplated herein or, to the extent practicable, any other public statement relating to this Agreement or the transactions contemplated herein made by Buyer or Seller or their respective Subsidiaries prior to the issuance of such press release or, to the extent practicable, other public statement and shall not issue any such press release or, to the extent practicable, other public statement prior to such consultation, except as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange or market. Unless consented to by the other party in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.2         Confidentiality. Between the date of this Agreement and the Closing Date, without limiting the generality of the provisions of Section 5.2 above, and except as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange or market, Buyer and Seller will maintain in confidence, and will use commercially reasonable efforts to cause the directors, officers, employees, agents, and advisors of Buyer, Seller, and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. For avoidance of doubt, the foregoing limitation shall not apply to any disclosure of such information obtained in the course of newsgathering by a reporter, writer, editor, or researcher who either works for or is providing services to Seller, the Company, or their Affiliates, provided it is not obtained from any Seller Entity’s corporate personnel who are involved in the Contemplated Transactions.

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11.3         Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and may be given (a) by hand delivery, (b) by registered or certified mail, return receipt requested, or (c) by a nationally recognized overnight delivery service (receipt requested), or sent via facsimile (with confirmation of receipt), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties), with delivery charges prepaid. Notices shall be effective upon the earlier of (i) actual delivery or, (ii) in the case of a notice sent by mail, three business days after being deposited in the U.S. mail properly addressed with postage prepaid. Notices shall be addressed as follows:

Seller and McClatchy:	McClatchy Newspapers, Inc., and
The McClatchy Company
Attn: Karole Morgan-Prager, Esq.
2100 Q Street
Sacramento, CA 95816
Fax: 916-326-5586

Buyer:	Alaska Dispatch Publishing, LLC
Attn: Alice Rogoff
2301 Merrill Field Drive
Anchorage, AK 99501

11.4         Service of Process. Process in any action or proceeding arising out of this Agreement may be served on any party anywhere in the world.

11.5         Disputes. If either party should bring an action against the other party to enforce or interpret this Agreement, including an action to enforce a party’s indemnification obligation, the prevailing party in such action shall recover from the other party its reasonable attorney’s fees, expert witness fees, and court costs incurred therein, and in preparing therefor, and in any appeal therefrom, which amount shall be included in the judgment or award entered in the matter.

11.6         Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Without in any way limiting any other obligation of Seller or McClatchy under this Section 11.6, McClatchy agrees to assign McClatchy’s rights to the digitized photo archives of the Company and any proceeds therefrom under the Photo Archive Acquisition and Digital Library Services Agreement dated July 12, 2012, as amended, by and between McClatchy and Sports Cards Plus, Inc. d/b/a Rogers Photo Archive.

11.7         Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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11.8         Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9         Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer shall have the right to assign Buyer’s rights in this Agreement to an entity in which Buyer or Alice Rogoff has a controlling interest; provided that such entity becomes a party to this Agreement and agrees to be bound by the representations, warranties, covenants and obligations herein and Buyer guarantees such entity’s obligations herein, and provided further that Buyer will retain all obligations in this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and a permitted assignee of Buyer any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.10         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11         Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Article” refer to the corresponding Section or Article of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

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11.12         Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware regardless of any laws that might otherwise govern the applicable principles of conflicts of laws thereof.

11.14         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.15         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR OTHER DOCUMENTS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TOENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER:	McCLATCHY NEWSPAPERS, INC.

	By:	/s/ R. Elaine Lintecum
	Its:	VP, Asst. Secretary and Treasurer

MCLATCHY:	THE MCCLATCHY COMPANY

	By:	/s/ R. Elaine Lintecum
	Its:	VP and Chief Financial Officer

BUYER:	ALASKA DISPATCH PUBLISHING, LLC

	By:	/s/ Alice Rogoff
	Its:	Managing Member

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